SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
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                                Corfacts, Inc.
 ..............................................................................
                (Name of Registrant as Specified In Its Charter)

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                               CORFACTS, INC.
                      3499 Highway 9 North, Suite 3B
                         Freehold, New Jersey 07728

                           INFORMATION STATEMENT

To the Holders of Common Stock:

          We are mailing this Information Statement to sharehold ers of record as of the close of business on November 1, 1999. The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the Common Stock of Corfacts have given written consent to a resolution proposed by Corfacts' Board of Directors to adopt the 1999 Stock and Stock Option Plan. The consent of those shareholders to the resolution will be effective on December 15, 1999, at which time the Plan will be deemed to have been approved by the shareholders of Corfacts.

          The Business Corporation Act of New Jersey permits the taking of shareholder action by written consent of the holders of a majority of the voting power. Therefore, there will be no meeting of Corfacts shareholders to consider or vote upon the 1999 Stock and Stock Option Plan.

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

November 2, 1999                   LARRY FINKELSTEIN
                                   President


          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          Shareholders of record for purposes of this shareholder action were determined as of the close of business on November 1, 1999. Each share of Common Stock of Corfacts, no par value, was
entitled to one vote.   As of the record date, there were out
standing and entitled to vote 11,940,521 shares of Common Stock of Corfacts.

          The following table sets forth the equity securities of Corfacts beneficially owned by any person who, to the knowledge of Corfacts, owned beneficially more than 5% of the voting stock as of November 1, 1999, by all directors of Corfacts, and by the directors and officers of Corfacts as a group. The table also indicates the percentage of the total voting power represented by the shares. None of the persons identified below owns any securities of Corfacts other than the Common Stock listed below.






                                    Amount and
                                    Nature of     Percentage
                                    Beneficial    of  Voting
Title of Class Beneficial Owner     Ownership     Power

Common Stock,  Larry Finkelstein    3,864,088     32.4%
no par value                        shares of
                                    record

Common Stock,  Ariel Freud          4,194,088     35.1%
no par value                        shares of
                                    record

Common Stock,  All Directors and    8,058,176     67.5%
no par value    Officers as a       shares of
                Group ( 2 persons)  record



                        ADOPTION OF THE
              1999 STOCK AND STOCK OPTION PLAN

         Messrs. Finkelstein and Freud, who are the Directors of Corfacts and who hold shares representing a majority of the total voting power of Corfacts shareholders, have signed written consents to a proposal to adopt the 1999 Stock and Stock Option Plan. The Plan was approved by the Board of Directors on October 22, 1999. Its approval by the shareholders will become effective on December 15, 1999, although the Board of Directors may grant shares and/or options under the Plan prior to that date.

Reasons for the 1999 Stock and Stock Option Plan

         Prior to the adoption of the 1999 Plan, the only incentive plan available to Corfacts management was the 1997 Stock and Stock Option Plan. The 1997 Plan is relatively limited in scope, as it permits the Board to issue non-qualified stock options and to grant shares of Common Stock outright to employ ees. It does not allow Corfacts to offer its employees any tax-
advantaged equity incentives.   In addition, options for
1,180,000 of the 1,200,000 shares included in the 1997 Plan are currently outstanding.

         The primary reason that the Board of Directors adopted the 1999 Stock and Stock Option Plan was to obtain a flexible equity incentive plan which will allow Corfacts to offer tax-advantaged equity incentives. The Plan will be utilized by the Board of Directors to persuade qualified individuals to become employees of Corfacts and to give Corfacts employees an incen tive to contribute to the growth of the company.




Summary of the 1999 Stock and Stock Option Plan

         Stock Options. Options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), or non-quali fied options. The Plan provides that a committee of Directors (the Plan Committee ) will determine the number of shares subject to options and all other terms and conditions of the options. In no event, however, may the exercise price of an incentive stock option be less than 100 percent of the fair market value of Corfacts's Common Stock on the date of the stock option's grant, nor may any option have a term of more than 10 years. The Plan Committee will provide a vesting schedule for each option, but no option will vest in less than one year.

         Restricted Stock. The Plan authorizes the Plan Commit tee to grant restricted stock. Each share of restricted stock will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Plan Committee deems appropriate, including, but not by way of limitation, restrictions on trans ferability and continued employment. In order to qualify a restricted stock grant under Section 162(m) of the Internal Revenue Code, the Plan Committee may condition vesting of the award on the attainment of performance goals, using the same performance criteria as that described below for performance shares.

         Performance Shares. The Plan allows the Plan Committee to issue "performance shares." These are contingent incentive awards which are converted into stock only if specific perfor mance goals are achieved over performance periods of not less than one year. If the performance goals are not achieved, the awards are forfeited or reduced. Performance shares are each equivalent in value to a share of Common Stock. Unless limited by the Plan Committee, participants may receive dividend equiva lents on performance shares.

         The performance goals set by the Plan Committee may include payout tables, formulas or other standards to be used in determining the extent to which the performance goals are met, and, if met, the number of performance shares which would be converted into stock. The performance goals may include any of the following criteria or any combination thereof:

     (1) Financial performance of Corfacts. Such financial performance may be based on net income and/or value added (after-tax cash operating profit less deprecia tion and less a capital charge).
     (2) Service performance of Corfacts. Such service perfor mance may be based upon measured customer perceptions of service quality.
     (3) Corfacts's stock price, return on shareholders' equity, total shareowner return (stock price appreciation plus dividends, assuming the rein vestment of dividends), and/or earnings per share.
     (4) With respect to Corfacts: sales, costs, market share of a product or service, return on net assets, return on assets, return on capital, profit margin, and/or operating revenues, expenses or earnings.

         Eligibility for Participation. All employees of Corfacts, non-employee directors of Corfacts, and consultants performing services for Corfacts (other than services in connec tion with raising capital or promoting the stock of Corfacts) are eligible to be selected to participate in the Plan. Actual selection of any eligible person to participate in the Plan is within the sole discretion of the Plan Committee.

         Available Shares. The 1999 Stock and Stock Option Plan authorizes the Plan Committee to issue, over a ten year period, awards providing for the issuance of up to one million, two hundred thousand (1,200,000) shares of Common Stock to partici
pants under the Plan.   After August 31, 2009, no awards may be
issued.

         Awards to Date. The Plan Committee has not made any awards to date under the Plan. Neither has the Plan Committee formed any specific intentions regarding whom awards will be given to or the nature or size of awards.

         Federal Income Tax Matters Relating to Stock Options. Corfacts believes that, under present law, the following is a summary of the principal United States Federal income tax conse quences of the issuance and exercise of stock options granted under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

         A participant will not be deemed to have received any income subject to tax at the time a non-qualified stock option or an incentive stock option is granted, nor will Corfacts be entitled to a tax deduction at that time.

         When a non-qualified stock option is exercised, the participant will be deemed to have received an amount of ordinary income equal to the excess of the fair market value of the shares of Common Stock purchased over the exercise price. Corfacts will be allowed a tax deduction in the year the shares are valued in an amount equal to the ordinary income which the participant is deemed to have received.

         If an incentive stock option is exercised by a partici pant who is employed by Corfacts at the time of exercise or has been employed by Corfacts within three months prior to exercise, the participant will not be deemed to have received any income subject to tax at such time, although the excess of the fair market value of the Common Stock so acquired on the date of exercise over the exercise price will be an item of tax prefer ence for purposes of the alternative minimum tax. Section 422 of the Internal Revenue Code provides that if the Common Stock is held at least one year after the exercise date and two years after the date of grant, the participant will realize a long term capital gain or loss upon the subsequent sale, measured as the difference between the exercise price and the sales price.

         If Common Stock acquired upon the exercise of an incentive stock option is not held for one year, a "disqualifying disposition" results, at which time the participant is deemed to have received an amount of ordinary income equal to the lesser of
(a) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price, or (b) the excess of the amount realized on the disposition of the shares over the exercise price. If the amount realized on the "disqualifying disposition" of the Common Stock exceeds the fair market value on the date of exercise, the gain on the excess of the ordinary income portion will be treated as capital gain. Any loss on the disposition of Common Stock acquired through the exercise of incentive stock options is a capital loss.

         No income tax deduction will be allowed to Corfacts with respect to shares of Common Stock purchased by a participant through the exercise of an incentive stock option, provided there is no "disqualifying disposition" as described above. In the event of a "disqualifying disposition," Corfacts is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

         The closing price of Corfacts's Common Stock reported
on the OTC Bulletin Board for November 1, 1999 was $ 1.09   per
share.


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